Exhibit 10.7

DISTRIBUTION AND SUPPLY AGREEMENT

by and between

Biocon Limited

and

Advaxis, Inc.

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

DISTRIBUTION AND SUPPLY AGREEMENT

This Distribution and Supply Agreement ("Supply Agreement") is made effective as of 20th day of January, 2014 ("Effective Date") by and between Biocon Limited, a company duly incorporated under the laws of India, having a principal place of business at 20th KM., Hosur Road, Electronics City P.O., Bangalore-560100, India (herein after referred to as "Biocon") and Advaxis, Inc., a company incorporated under the laws of New Jersey, having its principal office at 305, College Road East, Princeton, New Jersey 08540 (hereinafter referred to as "Advaxis").

RECITALS

A.	WHEREAS, Advaxis has developed and owns or has the exclusive rights to the Products (as defined in Article 1.1.10);

B.	WHEREAS, Biocon is in the business of promoting and marketing pharmaceutical products in the Territory (as defined in Article 1.1.17).

C.	WHEREAS, Biocon is desirous of purchasing the Products from Advaxis for promoting, marketing and distributing the Product in the Territory and Advaxis has agreed to supply the Products to Biocon on terms and conditions contained in this Supply Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions in this Agreement, Biocon and Advaxis agree as follows:

Article 1 Definitions and Interpretation

1.1	"Affiliate" means, with respect to a particular Party, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For the purposes of this definition, "control" means the direct or indirect ownership by a Party of at least fifty percent (50%) of the outstanding voting securities of the controlled entity; provided, that in any country where the law does not permit foreign equity ownership of at least fifty percent (50%), then with respect to corporations organized under such country's laws, "control" shall mean the direct or indirect ownership by a Party of outstanding voting securities of such corporation at the maximum amount permitted by the law of such country.

1.2	"Change of Control" shall mean an event where (i) a Party merges or consolidates with any other person or entity, (ii) all or substantially all of a Party's business or assets are transferred in any manner to any other person or entity or (iii) any other person or entity (or group of persons or entities) becomes the beneficial owner of at least fifty percent (50%) of the outstanding voting securities of a Party or otherwise acquires the power, directly or indirectly, to direct or cause the direction of management and the policies of that Party; provided, however, that any such transaction in which all parties were Affiliates of that Party immediately prior to such transaction shall not be considered to be a Change of Control.

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1.3	"Confidential Information" means and includes without limitation any and all technical and non-technical information relating to the Product, disclosed by either Party to the other Party in relation to this Agreement, including, but not limited to, know-how, trade secrets, Data, and other non-public technical/process/scientific information regarding study, drug, research, experimental work, clinical development plans, protocols, drug delivery regiments, and equipments; whether tangible or intangible, and whether stored or compiled physically, electronically, digitally, graphically, photographically, or in writing. The Data and all other non-public technical/process/ scientific information regarding the Product or resulting from the Product or use under this Agreement, including clinical trials, clinical development plans, protocols, records, methods, processes, drug delivery regimens, and equipment, Regulatory Filings, Specifications are the Confidential Information of Advaxis.

1.4	"Contract Year'' means the period of twelve (12) consecutive calendar months. The First Contract Year shall commence from the date of Regulatory Approval for the Product in the Territory and shall end on the immediately following March 31st and the remaining Contract Years shall correspond with the financial year beginning from April 1 and ending on subsequent March 31st.

1.5	"Data" shall mean and include data and data rights from clinical development plans, clinical study reports resulting from clinical trials, protocols, manufacturing, technical and other information, know-how with respect to the Product, USA regulatory filings including any IND filings, all CMC technical information, and copies of Regulatory Filings and Regulatory Approvals

1.6	"Days" means working days (Monday to Friday), excluding official holidays in India and the Territory.

1.7	"Disclosing Party" means the Party disclosing Confidential Information.

1.8	"Field" means treatment of HPV associated cervical cancer in humans and for any other indications relating to immunotherapy approved by Regulatory Authority.

1.9	"Party" or "Parties" means and refers to Biocon and Advaxis individually, or collectively, as the context permits.

1.10	"Product" means ADXS11-001 recombinant listeria monocytogenes LLO-E7 (genetically modified organism) in a glass vial of 1.2ml (1*1010CFU /ml or any other presentations.

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1.11	"Receiving Party" means the Party receiving Confidential Information.

1.12	"Regulatory Approval" means all necessary approval of the applicable Regulatory Authority to market the Products in the Territory, including but not limited to conducting clinical trials, registering, promoting, marketing and sale of the Product.

1.13	"Regulatory Authority(ies)" means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in India or in the Territory, including the Drug Controller General of India (DCGI hereafter).

1.14	"Regulatory Filings" means any and all applications, requests, forms or filings made to any Regulatory Authority for obtaining Regulatory Approval in the Territory.

1.15	"Specifications" means statement of particulars of the Product or any description regarding the Product provided in Schedule 1 attached hereto

1.16	"Third Party" means any entity other than Biocon and Advaxis.

1.17	"Territory" shall mean India, Malaysia, Kenya, Bangladesh, Bhutan, Maldives, Myanmar, Nepal, Pakistan, Sri Lanka, Bahrain, Jordan, Kuwait, Oman, Saudi Arabia, Qatar, United Arab Emirates, Algeria, Armenia, Egypt, Eritrea, Iran, Iraq, Lebanon, Libya, Sudan, Syria, Tunisia and Yemen.

1.18	"Net Sales" means with respect to any period, the total amount invoiced for all sales of the Product made by Biocon less the following deductions: (i) normal and customary trade and quantity discounts actually given; (ii) freight costs and, insurance charges on shipment at distributor location by Biocon to customers and other transportation expenses inside the Territory; (iii) governmental sales, value-added or excise taxes, tariffs and duties, and other taxes directly related to the sale of Product; all to the extent that such items are included in the gross invoice price whether or not specified on the invoice (but not including taxes assessed against the income derived from such sale); (iv) allowances, credits, chargebacks and refunds granted on account of rejection, return or price reduction of the Product, if actually allowed to and taken by the customer; and (v) customary rebates, refunds by Biocon to customers for recalled Product (as more particularly set forth below) and price reductions/adjustments, if actually allowed to and taken by the customer (vi) provisions for expiries, as customarily made and provided for by Biocon.

1.19	"Quality Agreement" shall mean the agreement between Biocon and Advaxis which defines the responsibilities of each Party with respect to the practices to be followed to ensure the Product's quality compliance with the Regulatory Approval and as may be amended from time to time by written agreement between the Parties. The agreed Quality Agreement between the Parties is attached herewith as Schedule 3.

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Article 2 License, Regulatory Filing and Approval

2.1	Advaxis hereby grants Biocon an exclusive license with the right to sublicense, during the term of this Agreement; to i) use the contents and copies of Data to enable Biocon to submit Regulatory Filings for the Product in the Territory and ii) import, promote, market, distribute and sell the Product in the Territory. Biocon may not use the Product for any other use other than as explicitly stated herein. Biocon may not make derivatives of the Product.

2.2	Subject to Article 2.1 Biocon shall use commercially reasonable efforts to obtain the marketing authorization for marketing, sale and distribution of the Product in the Territory, at its sole cost and in the name of Biocon. Advaxis shall provide necessary support to assist Biocon in submitting regulatory applications and obtaining Regulatory Approvals. Biocon shall own and hold all Regulatory Approvals for the Product in the Territory. Upon termination of this Agreement, Biocon shall cooperate in any and all procedures (including, but not limited to, the completion of any documentation) required to transfer such registrations to Advaxis or its designee at the sole cost of Advaxis.

2.3	Advaxis owns exclusively all right, title and interest in respect of the Product and the Data.

2.4	Biocon will be the sole owner of all right, title, and interest in respect of Regulatory Approvals of the Product in the Territory during the term of this Agreement. Biocon shall own all brand names and trademarks for the Product in the Territory, unless otherwise agreed between the Parties.

2.5	Advaxis shall inform Biocon in case the Product receives approval from any Regulatory Authority for any future indications and provide the related data and documents to Biocon, which may be used by Biocon for regulatory filings with the relevant Regulatory Authorities. Biocon shall provide Advaxis with copies within 10 Days of all documents, filings, records, responses and transcripts of communications with regulatory agencies in the Territory, and all Regulatory Filings.

2.6	Biocon shall, at its cost and expense, obtain and maintain in effect such licenses, permits, approvals or consents as may be required for the performance of its obligations and undertakings hereunder.

Article 3 Clinical Trial

3.1	(i) Clinical trials for the current indication (Cervical Cancer): Advaxis shall be responsible for conducting all clinical trials with the Product, at its sole cost for obtaining all Regulatory Approvals in the Territory

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(ii) Clinical trial for the current indication (Cervical cancer) in India: Subject to 3.1 (i) above, Biocon will use commercially reasonably efforts to obtain the Regulatory Approvals for the Product in India by submitting a data package to be provided by Advaxis, which shall include the CMC data, Regulatory Approvals in the EU and USA and all other data that may be required by the Regulatory Authorities to be provided by Advaxis. In the event Phase II or Phase III clinical trials are required by the Regulatory Authorities for obtaining marketing approvals or after obtaining marketing approval for the Product in India, Advaxis shall conduct such clinical trials at its sole cost, as may be required by the Regulatory Authorities in India. Such clinical trials must begin within six (6) months of obtaining feedback from the Regulatory Authorities in India. Should Advaxis not have sufficient resources to commence conducting such clinical trials within the said agreed time of six (6) months, Advaxis may opt out from conducting such clinical trials, with a prior written notice of at least thirty (30) days to Biocon, in which case, Biocon may at its sole option conduct such clinical trials and subject to 3.1(i) Advaxis agrees to reimburse all amounts spent by Biocon on such clinical trials through interim billing raised as the same may be invoiced by Biocon from time to time. All data, results, intellectual property rights, information, documents, methods, regulatory filings and reports generated during the clinical trial conducted by Biocon shall be the sole and exclusive property of Advaxis, however subject to the condition that Advaxis refunds all monies spent by Biocon as mentioned herein above. Without prejudice to any other right or remedy that Biocon may have under this Agreement or at law or in equity, Biocon reserves the right to terminate this Supply Agreement in case Advaxis fails to reimburse Biocon for such clinical trial expenditures invoiced by Biocon from time to time within (60) days of receipt of any such invoice. If neither Party elects to conduct such additional clinical trials within six (6) months of obtaining feedback from the Regulatory Authorities in India then the Parties expressly agree to discuss the future strategy based on good faith discussions including the termination of this Supply Agreement on mutual agreement without any liability on the part of any Party to the other Party.

(iii) Clinical trials for all future indications: Biocon may at its option choose to participate in clinical trials for the Product for any future indication upon such terms and conditions as may be mutually agreed between the Parties and such terms shall be incorporated in this Supply Agreement by an amendment.

3.2	Subject to Section 3.1, it shall be the responsibility of Advaxis to carry out at its expense all clinical trials and prepare such data and documentation as may be required by applicable Regulatory Authority(ies) to obtain at its expense the Regulatory Approval for the Product in the Territory. In case the approval of any Regulatory Authority in the Territory is conditional and is subject to submission of post marketing studies, then Biocon shall be responsible or conducting such post marketing studies and preparing the relevant documentations as may be required by the applicable Regulatory Authority, at its expense.

3.3	Each Party shall inform the other Party immediately in case any serious adverse events ("SAEs") or adverse events (''AEs") pertaining to the use of the Product is reported during any stage of the clinical trial for the Product or thereafter and shall reasonably cooperate and exchange information regarding such events. Without prejudice to any other rights or remedy that Biocon may have under this Agreement or at law or in equity, Biocon reserves the right to terminate this Supply Agreement upon written notice to Advaxis with immediate effect in case any SAE or AE is reported with regard to the Product.

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3.4	Advaxis shall provide Biocon with Data and Biocon shall treat the copies and contents of the Data as Advaxis's Confidential Information and shall keep said copies and the contents thereof in confidence and shall not disclose the same to any Third Parties without prior written approval from Advaxis. However, Biocon and its marketing partners and sublicensees are permitted to use the copies and contents of Data for the purposes of obtaining Regulatory Approvals and marketing the Product in the Territory in accordance with and subject to the provisions of this Supply Agreement.

3.5	Advaxis shall supply such quantity of the Product as may be requested by Biocon from time to time and the relevant Data and information, at no cost to Biocon to enable Biocon to obtain Regulatory Approvals for the Product in the Territory.

Article 4 Launch

Biocon shall commence the commercial distribution of the Product in the Territory (the "Launch") promptly after Biocon obtains Regulatory Approvals for the Product in the Territory and no later than nine (9) months from receiving approval in -in the respective country, provided Advaxis has submitted to Biocon all information and Data with regard to the Product necessary for Biocon to obtain the necessary Regulatory Approvals. Biocon shall commercialize the Product under its Advaxis's brand name, unless otherwise agreed by the Parties in writing, in which case all names and brands shall be assigned to Advaxis upon termination of this Supply Agreement for any reason.

Article 5 Supply of Product and Forecast

5.1	During the Term of this Agreement and subject to other terms and conditions of this Agreement, Advaxis shall supply on an exclusive basis to Biocon the Product ordered by Biocon in accordance with this Agreement for sale in the Territory. Biocon will exclusively purchase all its requirements of the Product from Advaxis, solely for the purpose of marketing and selling the Product in the Territory, on the terms and conditions contained in this Agreement. Advaxis shall supply the Product manufactured in accordance with the Specifications.

5.2

At least three (3) months prior to the Launch of the Product and thereafter at least thirty (30) days prior to the commencement of each calendar quarter during the term of this Agreement, Biocon shall submit to Advaxis a good faith rolling forecast of the quantities of the Product that Biocon will purchase from Advaxis for the twelve (12) month period commencing on the first day of each calendar quarter. Of the twelve month (12) forecast, the first three (3) months' forecast shall be a binding forecast and Biocon shall be obliged to issue firm purchase orders for the binding portion of the forecast and the forecast for the remaining nine (9) months shall be a non-binding forecast.

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Article 6 Orders

6.1	The Parties hereby agree that Biocon shall periodically submit purchase orders to Advaxis for supply of the Product which shall set forth the specific quantities within the binding ranges specified in Article 5.2 above, expected delivery date and shipping instructions. Such purchase orders shall be submitted to Advaxis by facsimile or in any other written or electronic form, at least three (3) months prior to the expected delivery date specified therein.

6.2	Advaxis shall, within twenty (20) days of receipt of a purchase order, convey its acceptance or rejection in writing of such purchase order to Biocon. Purchase orders once accepted by Advaxis cannot be amended unless agreed to in writing by the Parties. Upon acceptance by Advaxis, each purchase order will constitute a binding obligation on the Parties. In the event of any ambiguity, contradiction or discrepancy between the purchase orders, invoice or other documents of the Parties and this Agreement, this Agreement shall prevail and will be binding on the Parties.

6.3	Advaxis shall supply the Product within the delivery date as per the purchase order issued by Biocon. However, should Advaxis for any reason be unable to supply the Products in terms of the purchase order, Advaxis shall inform Biocon for any delay in delivery at least four (4) weeks in advance of expected delivery date.

6.4	Advaxis shall ensure that the Product supplied by Advaxis will have a minimum remaining shelf-life of ninety percent (90%) of the label claim of the Product at the date of delivery.

6.5

In order to promote efficient and effective supply chain planning, the appropriate personnel representing the Parties may, in good faith, confer on a regular basis during the term of the Agreement to consider and implement such measures as they consider appropriate to manage the demand and supply aspects of the Product under this Agreement, review performance and provide recommendations. However, no amendment to this Supply Agreement shall be binding on either Party unless made in accordance with Article 17.17 below.

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Article 7 Delivery of Product

7.1	Except for the case otherwise agreed upon between the Parties, the delivery of Product under this Agreement shall be on CIF (INCOTERMS 2010), Biocon facility Bangalore, India. The Product shall be delivered along with the respective invoice in Advaxis's standard packing as referred in the Specification as per Schedule I. Title and Risk of loss shall pass from Advaxis to Biocon upon delivery CIF (INCOTERMS 2010), Biocon facility Bangalore, India.

7.2	Advaxis shall be responsible for obtaining any export licenses necessary for shipment of the Product out of its facility and Biocon shall be responsible for obtaining any import licenses necessary for importing the Product into the Territory. The Product shall be labelled by Advaxis in accordance with mutually pre-agreed Biocon's requirements. The initial labelling for the Product will be described in the Specifications or as may be modified or revised by mutual agreement of the Parties from time to time. If the labelling for the Product is required to be changed under the laws, rules, administrative order or guidelines of any applicable country in the Territory, Advaxis shall, upon request by Biocon, carry out such changes, at Advaxis sole cost.

7.3	The Product shall be delivered in Advaxis's standard packing as per article 7.1 above. Advaxis shall charge Biocon additional charges in addition to supply price in the event Biocon requires delivery of the Product in special packaging, unless such special packaging is the regulatory requirement in the Territory. The Product shall be labelled by Advaxis in accordance with Biocon's requirements and the labelling specification will be set forth in the Specification. Both Parties agree that there shall be no modifications or revisions to the labelling requirement without mutual written consent.

Article 8 Inspection, Acceptance or Rejection of Product Shipments

8.1

Biocon shall within thirty (30) Days of delivery of the Product conduct an inspection of the Product to confirm if the Product delivered confirms to the Specifications and send a written notice ("Rejection Notice") to Advaxis should it determine that the Product does not conform to the Specifications, along with a copy of its analysis report. If Advaxis accepts the Rejection Notice, Advaxis shall at Biocon's option i) replace the nonconforming Product without any charges to Biocon within thirty (30) Days from the date of acceptance of Rejection Notice by Biocon or ii) reduce the invoicing amount to Biocon or return the amount paid by Biocon for the non-conforming Product, and shall reimburse Biocon for any reasonable expenses actually incurred by Biocon for freight and for disposal of the non conforming Products.

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8.2	In the event Advaxis does not accept the Rejection Notice, Biocon shall submit a sample retained from the relevant batch of the Product under dispute to Advaxis to enable Advaxis to ascertain Biocon's claim in Rejection Notice. Upon receipt of such samples, Advaxis shall inspect samples and if Advaxis accepts the Rejection Notice, Advaxis shall at Biocon's option i) replace the non-conforming Product without any charges to Biocon within fifteen (15) Days of acceptance of the Rejection Notice, or ii) reduce the invoicing amount to Biocon or return the amount paid by Biocon for the non-conforming Product, and shall reimburse Biocon for any reasonable expenses actually incurred by Biocon for freight and disposal of the non-conforming Products. In the event Advaxis does not accept the Rejection Notice, Biocon shall submit the sample received from Advaxis to an independent competent laboratory or institution selected by the Parties, whose determination as to whether the Product conforms to the Specifications shall be final and binding on the Parties. The expenses incurred in connection with such Third Party determination shall be borne by the Party against whom the findings are made. If the said laboratory finds the Product does not conform to the Specifications, Advaxis shall at Biocon's option i) replace the same without any charges to Biocon within thirty (30) Days from the date such Third Party determination is received by Advaxis or ii) reduce the invoicing amount to Biocon or deduct the amount for the non-conforming Product in the subsequent invoice sent to Biocon, and shall reimburse Biocon for any reasonable expenses actually incurred by Biocon for freight and disposal of the non-conforming Products.

Article 9 Quality and Product Recall

9.1	Biocon agrees to provide to its customers in the Territory initial customer support relating to the Product in accordance with the Quality Agreement. Biocon shall forward any customer complaints concerning the quality of the Product to Advaxis. Advaxis shall promptly respond to Biocon with respect to all inquiries from customers and Biocon, including complaints forwarded to Advaxis by Biocon. Advaxis shall conduct analysis of the Product that is the subject of any customer complaint at Advaxis's cost and provide Biocon with the analysis report upon request of Biocon.

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9.2	Within the Shelf-life period of the Product, if the Products are found to be defective and further such defect or non-conformance could not be ascertained by Biocon under Article 8.1 above, Biocon shall notify Advaxis within fifteen (15) Days of discovery of such defects. If such defects or non-conformance are solely and directly due to manufacturing defect of the Product or otherwise attributable solely to Advaxis, as determined using the procedures set forth in Article 8.2, Advaxis shall, at Biocon's option, i) replace at Advaxis's own cost and expense such defective Products or ii) return the amount paid by Biocon for the defective Product.

9.3	In the event any Regulatory Authority in the Territory issues a request, directive or order that the Product be recalled, or a court of competent jurisdiction orders such a recall, Advaxis shall take all appropriate corrective actions, and Biocon shall cooperate with and assist Advaxis in any governmental investigations relating to the recall.

9.4	In the event of Product recalls as provided in Article 9.3 above or in any other case of Product recall by Advaxis or Biocon, Advaxis shall, unless such recall is the result of gross negligence attributable solely to Biocon, in which case Biocon will bear all costs and expenses associated with such a recall; be responsible for i) replacement of the Products to be supplied to the market in exchange of said recall, and ii) the expenses of the recall. Advaxis shall complete the recall of the Product from the Territory within a reasonable time through consultation with Biocon and applicable Regulatory Authority. Biocon agrees to provide reasonable assistance to Advaxis in relation thereto. For this purpose, Biocon agrees to maintain a list of all customers who have purchased the Products in the Territory, the Products purchased, and the dates of such purchases. For purposes of this Agreement, the expenses of the recall shall include, but not be limited to, the expenses of notification, the expenses for administrating the recall, the expenses for reimbursement of expenses incurred by distributors for recall, and destruction or return of the recalled Product (inclusive of freight expenses).

Article 10 Price and Payments

10.1

Supply Price: The supply price per unit of the Product ("Price") on CIF (Incoterms 2010) Biocon facility, Bangalore, India for first Contract Year shall be [c.i.] ([c.i.]). Thereafter, sixty (60) days prior to the beginning of each Contract Year, the Parties shall agree on the supply price of the Product for the subsequent Contract Year which shall not be greater than [c.i.] ([c.i.]) of the average (per unit) Net Sales of the Product during the preceding Contract Year but in no event shall be less than [c.i.] ([c.i.]). The Parties expressly agree that in case of any improvement in the Product or change or modification in the presentation of the Product, Advaxis shall offer such improved Product or Product in a changed presentation at a competitive price, which shall in no event be more than [c.i.] ([c.i.]) above the average (per unit) supply price of the Product in the preceding three (3) Contract Years, and the same shall be mutually agreed between the Parties based on good faith discussions. Supply price of the Product includes all taxes, levies freight, insurance and other shipping charges, each of which shall be borne exclusively by Advaxis. Biocon shall pay the supply price for the Product supplied by Advaxis in the United States Dollars (USD) and in accordance with the terms of this Agreement. Biocon shall be responsible to the relevant authorities for payment of any import duties applicable on the import of the Product in the Territory.

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10.2	Milestone Payments. In the event Phase II or Phase III clinical trials are required by the Regulatory Authorities for obtaining marketing approvals or after obtaining marketing approval for the Product in India, and Advaxis conducts such clinical trials at its sole cost, in the manner as may be required by the Regulatory Authorities in India, then in the Contract Year following such initiation of the said clinical trial by Advaxis, Biocon shall make a one time, non-refundable milestone payment to Advaxis as per the Schedule 2.

10.3	Payment Terms and Taxes. Biocon shall make the payments under this Agreement to Advaxis in U.S. Dollars. All payments shall be made by Biocon to Advaxis within sixty (60) days of receipt of Advaxis' invoice. Such payment shall be made by wire transfer to the bank account specified by Advaxis. All Payments from Biocon under this Agreement shall be subject to withholding taxes as may be applicable.

10.4	Currency Conversion: Where applicable, Net Sales shall be converted from INR to USD at the average exchange rate of conversion in the last Contract Year. For the purposes of this Agreement, exchange rates shall be those obtained from the Reserve Bank of India.

Article 11 Representation and Warranties

11.1	Product Warranty. Advaxis represents and warrants to Biocon that the Product delivered to Biocon hereunder shall 1) conform to the Specifications during its shelf life; 2) will be manufactured in accordance with the requirements of the applicable laws; 3) comply with the GMP regulations applicable to the manufacture of the Product in the Territory; 4) during its shelf life, be free from defects in workmanship, material or design.

11.2

Advaxis represents and warrants that neither Advaxis nor any of its manufacturing facilities, Affiliates, agents, sub-contractors, suppliers, professional advisors, their individual employees that are retained by Advaxis with respect to performance under this Supply Agreement are (i) currently debarred or disqualified by the relevant authorities, or (ii) involved in any investigation or proceedings that could lead to debarment, or (iii) a party to any debarment or disqualification proceedings. During the term of this Supply Agreement, Advaxis will notify Biocon within three (3) Days if any such disqualification proceedings commence. Advaxis will not use the services of any debarred individual or entity in performing its obligations under this Supply Agreement.

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11.3	Advaxis represents and warrants that the Product does not infringe any Third Party intellectual property rights or misappropriate any trade secret.

11.4	Biocon represents, warrants and covenants that it shall use the Product for marketing and distribution in the Territory in accordance with the terms of this Agreement and all applicable laws and it shall not make any representations, warranties or guarantees to end users or its customers that are inconsistent with the Product information provided to it by Advaxis.

11.5	Each Party further represents, warrants and covenants that they it shall represent the Product accurately and fairly and shall refrain from misleading or unethical business practices

11.6	Each Party represents and warrants to the other as follows;

11.6.1	it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and operations;

11.6.2	it has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Supply Agreement, and to carry out and perform its obligations under the terms of this Supply Agreement;

11.6.3	the execution and delivery of this Supply Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action; and

11.6.4	the performance by it of any of the terms and conditions of this Supply Agreement on its part does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

11.7	EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SUPPLY AGREEMENT, NEITHER PARTY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE).

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Article 12 Indemnification

12.1	Indemnification by Advaxis. Advaxis shall indemnify, defend and hold harmless Biocon and its officers, directors and employees, from any judgments, losses, damages, liabilities, suits, costs and expenses (including reasonable attorney fees)("Losses") arising from any Third Party claims in connection with or relating to i) any breach by Advaxis of any representation, warranty, covenant or obligation of Advaxis contained in this Supply Agreement or ii) any gross negligence or willful misconduct of Advaxis in the performance of its obligations under this Supply Agreement or iii) any act or omission of negligence, recklessness, fraud or willful misconduct of Advaxis, its Affiliates, and their respective officers, directors, employees and agents or iv) any and all product liability claims, v) actual or alleged infringement of any third party intellectual property rights or trade secrets by Advaxis or its Affiliates. Notwithstanding anything herein to the contrary, Advaxis shall have no obligation to indemnify pursuant to Article 12.1 if such Losses result from or are solely attributable to: (i) mishandling, modifying, combination with third party materials or tampering of the Products by Biocon; (ii) negligence or failure to comply with instructions regarding use of the Products and storage thereof by Biocon (iii) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Biocon under this Supply Agreement; or (iv) any act or omission of negligence, recklessness, fraud or willful misconduct of Biocon, its Affiliates, and their respective officers, directors, employees and agents.

12.2	Indemnification by Biocon. Subject to the indemnification obligation of Advaxis as per Clause 12.1 Biocon shall indemnify, defend and hold harmless Advaxis and its officers, directors and employees, from any Losses arising from any Third Party claims in connection with or relating to i) use or commercialization of any Product in the Territory, ii) any breach by Biocon of any representation, warranty, covenant or obligation of Biocon contained in this Supply Agreement or iii) any gross negligence or willful of Biocon in the performance of its obligations under this Supply Agreement.. However Biocon shall not be liable to indemnify and hold harmless Advaxis for any Losses that arise or are in any way related to the warranties or representations given by Advaxis, instructions for use or labelling instructions provided by Advaxis in the product literature/brochure or otherwise.

12.3

Notification of Claim. Each Party will promptly notify the other Party if it becomes aware of a claim (actual or potential) by any Third Party for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Article 12.1 or 12.2 (the "Indemnified Party"), the Indemnified Party shall not make any admission or statement concerning such Third Party claim but shall promptly notify the other Party (the "Indemnifying Party") orally and in writing and the Indemnifying Party and the Indemnified Party shall discuss how to respond to such claims. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or the failure by such Indemnified Party to notify the Indemnifying Party materially prejudices the defense of such claim.

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12.4	Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within 45 days after the receipt of written notice from the Indemnified Party of the potentially indemnifiable claim. The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claims that are being managed or controlled by the Indemnifying Party at the sole cost of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

Article 13 Limitation of Liability

13.1	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THIS SUPPLY AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, INDIRECT DAMAGES, LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF USE EVEN IF INFORMED OF POSSIBILITIES OF SUCH DAMAGES OR LOSSES.

Article 14 Pharmacovigilance

14.1	To the extent of any development or commercialization of the same Products inside and outside the Territory, the Parties shall enter into a worldwide safety information exchange and reporting agreement to coordinate such matters between the Parties.

BMR1323002A0624	Page 14 of 24

Article 15 Confidentiality

15.1	Permitted Use of Confidential Information. The Receiving Party shall not use any Confidential Information, directly or indirectly, for its own benefit, except for the explicit purpose of effectuating this Agreement. No other use of Confidential Information is permitted except as set forth in this Article 15.

15.2	Non-Disclosure of Confidential Information. The Receiving Party agrees to protect and maintain the confidentiality of all Confidential Information obtained pursuant to this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the Receiving Party's directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents to the extent reasonably necessary to carry out its obligations under this Supply Agreement, provided that such directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents have been advised of the confidential nature of such information and have agreed to maintain such information as confidential to the same extent required by this Article 15. The Receiving Party shall not duplicate, disclose, or discuss any Confidential Information to or with any Third Parties, in whole or in part, without the prior written consent of the Disclosing Party.

15.3	Exceptions to Confidential Information. Notwithstanding anything to the contrary set forth herein, the Receiving Party shall not be obligated to maintain the confidentiality of any information provided to it under this Agreement which:

15.3.1	was at the time of disclosure or subsequently became, through no act, fault or omission of the Receiving Party, available to the general public through publication or otherwise;

15.3.2	was subsequent to the disclosure, lawfully and independently received in good faith by the Receiving Party from a Third Party who was under no duty of confidentiality with respect to such disclosure;

15.3.3	was at the time of disclosure already known to the Receiving Party, as shown by written records in the possession of or available to the Receiving Party, provided that it was not directly or indirectly derived from the Disclosing Party or its Confidential Information.

15.3.4	information which the Receiving Party can establish by competent evidence was subsequently and independently developed by employees of or on behalf of the Receiving Party without use or access, direct or indirect, of Confidential Information protected by this Agreement.

15.4	Opportunity to Oppose Disclosure. If a Receiving Party is required by a government body, regulatory authority, court of law or administrative order to disclose Confidential Information, then prior to any disclosure, the Receiving Party agrees to immediately notify the Disclosing Party and to cooperate with the efforts of Disclosing Party to contest the disclosure, seek an appropriate protective order or other remedy or waive the Receiving Party's compliance with the provisions of this Agreement.

BMR1323002A0624	Page 15 of 24

15.5	Confidentiality Term. The confidentiality obligations shall survive this Agreement and continue until expiry or sooner termination of this Agreement or such other period as may be permitted as per the applicable laws, whichever is longer.

15.6	Expiration of Agreement and Return of Confidential Information. Upon expiration or termination of the Agreement, the Receiving Party shall:

15.6.1	immediately discontinue all use of Confidential Information;

15.6.2	return all Confidential Information to the Disclosing Party within thirty (30) Days;

15.6.3	immediately erase or destroy all Confidential Information contained in computer memory or other data storage apparatus, except where such destruction would otherwise violate applicable law;

15.6.4	warrant in writing to the Disclosing Party that it has taken all actions described in the foregoing Articles 15.6.1 through 15.6.3, and provide such document to the Disclosing Party within five (5) Days following the Disclosing Party's demand pursuant to this Article 15.6. Upon the expiration or termination of this Agreement, the Receiving Party shall return or destroy all Confidential Information within the possession of its directors, officers, employees, agents or consultants and, upon written demand from Disclosing Party, warrant such return or destruction of Confidential Information in writing which shall be delivered to the Disclosing Party within five (5) Days following the Disclosing Party's demand pursuant to this Article 15.6.

15.7	Authority to Disclose Confidential Information. Each Party warrants and represents that it has the right to disclose its Confidential Information for purposes of this Agreement.

15.8	Injunctive Relief to Enforce Performance. The Parties acknowledge that it is impossible to measure fully, in money, the injury that may be caused in the event of a breach or threatened breach of any of the confidentiality provisions of this Agreement. Each Party shall be entitled to injunctive relief to enforce the confidentiality provisions of Article 15 of the Agreement, without prejudice to any other remedy that such Party may have at law or in equity. The obligations set forth in this Article 15.9 shall survive any expiration or termination of the Agreement.

BMR1323002A0624	Page 16 of 24

Article 16 Term and Termination

16.1	This Agreement shall come into force on the Effective Date and shall be valid till later of twenty (20) years or last to expire patent or patent application unless terminated earlier in terms of this Agreement.

16.2	Without prejudice to any rights or remedies available to each Party under this Supply Agreement, under law or equity, either Party shall be entitled to terminate this Agreement by giving a prior written notice of thirty (30) days to the other Party identifying the breach and requiring it to be cured, if the other Party commits any breach of this Agreement and fails to remedy the breach within thirty (30) days after receipt of such notice.

16.3	Either Party shall be entitled to terminate this Agreement by giving a prior written notice of thirty (30) days if the other Party ceases to do business, unable to pay its debts as they fall due, becomes or is deemed insolvent, has a receiver, liquidator, manager, administrator, administrative receiver or similar officer appointed in respect of the whole or any part of its assets or business (or is the subject of a filing ,with any court for the appointment of any such officer), makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or re construction), or any equivalent or similar action or proceeding is taken or suffered in any jurisdiction;

16.4	Effect of Termination

16.4.1	Upon expiration or sooner termination of this Supply Agreement for any reason whatsoever, all licenses and rights granted to Biocon by Advaxis under this Supply Agreement stands revoked from the effective date of expiration or sooner termination.

16.4.2	In the event of expiry or sooner termination of this Supply Agreement, except for termination by Advaxis under Articles 16.2 or 16.3 at Advaxis's option, Biocon may sell the remaining stock in the Territory, subject to compliance with all applicable laws, within nine (9) months after expiry or termination of the Supply Agreement or return it to Advaxis provided it has a minimum of 25% of its original shelf life and is in its original packaging.

16.5	Termination or expiration of this Agreement shall not affect in any way rights and obligations of the Parties accrued up to the effective date of termination or expiry as the case may be.

16.6	Upon expiry or sooner termination of this Agreement, all provisions including Article 15 (Confidentiality), Article 12 (Indemnity) and Article 17.7 (Governing Law) that should survive by nature shall survive expiry or termination of this Supply Agreement.

BMR1323002A0624	Page 17 of 24

Article 17 MISCELLANEOUS

17.1	Right of First Refusal: Advaxis may develop new products during the Term that Advaxis will seek to license in the Territory. In such event, prior to offering a license to a Third Party, Advaxis shall promptly notify Biocon of any such new product, together with a summary of relevant information to obtain such license from Advaxis on commercially reasonable terms. Upon Biocon's receipt of such notice, the Parties shall promptly commence good faith negotiations for a period of forty five (45) days in an effort to reach mutually acceptable terms for such rights and license. During such forty five-day period, the new product may not be offered to any Third Party. If the Parties are unable to reach a definitive agreement during such period, Advaxis may offer the new product to a Third Party on terms no less favorable than the terms offered to Biocon.

17.2	Change of Control. If either Party undergoes a Change of Control, it shall immediately notify the other Party. Such other Party may terminate this Supply Agreement with written notice of thirty (30) days to the Party undergoing the Change of Control or other mutually agreed notice period from the date of conclusion of the discussion for Change of Control. In case the other Party does not terminate this Supply Agreement, the new entity taking over the management and control of the Party undergoing the Change of Control (i.e. the acquiring entity) shall be responsible for fulfillment of all the terms and conditions of this Agreement as if it is the Party to the Agreement. This will be a condition precedent for continuation of the Agreement in the event of all Changes in Control.

17.3	Assignability. This Agreement shall not be assigned in whole or in part by any of the Parties to any Third Parties without the prior consent of the other Party; provided, however, that either Party hereto shall be entitled to assign all or any part of its rights and obligations herein to its Affiliate(s) by prior written intimation of at least seven (7) Days to the other Party.

17.4	Notice. All notices under this Supply Agreement shall be sent by registered or certified mail, postage prepaid, or by overnight courier service. Notices may be sent by facsimile or e-mail, if confirmed by also sending as described above;

If to Biocon;	If to Advaxis

Biocon Ltd	Advaxis, Inc.,
20th K.M. Hosur Road	305, College Road East,
Electronics City, Bangalore -560 100	Princeton, New Jersey
India	08540

Attention: President -Marketing	Attention: CEO
Copy to: Head - Group Legal	Copy to: COO
Facsimile: 91 80 2852 3423	Facsimile: 609-452-9818

BMR1323002A0624	Page 18 of 24

17.5	No Waiver. Failure, delay, or any partial exercise by either Party of any right, power, or privilege available to such Party hereunder shall not operate as a waiver or preclude further exercise by such Party of any other right, power or privilege.

17.6	Descriptive Headings. All section headings, titles, and subtitles in this Agreement are for convenience of reference only, and are to be ignored in any construction of this Agreement's provisions. This Agreement has been prepared on the basis of mutual understanding of the Parties and shall not be strictly construed against either Party as the drafter.

17.7	Governing Law and Dispute Resolution. This Agreement shall be governed by and interpreted in accordance with the laws of United Kingdom, without reference to its conflict of law provisions. The Parties agree that they shall in good faith work towards implementation of this Agreement and any dispute and difference arising out of or in relation to this Agreement shall be first attempted to be resolved amicably by mutual negotiations, failing which such dispute shall be referred to and finally resolved by arbitration in London in accordance with the Rules of International Chamber of Commerce ("ICC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The venue of arbitration shall be London. The Tribunal shall consist of three arbitrator(s). The arbitration shall be conducted in English language. The arbitral award shall be final, conclusive and binding on the Parties and shall be enforceable in any court of competent jurisdiction.

17.8	Non-Compete: During the period of this Agreement, neither Party shall on its own or with any Third Party, directly or indirectly, market, promote, sell or distribute in the Territory any HPV mediated immunotherapy product in the Field that competes with the Product.

17.9	Force Majeure. If either Party is delayed in performing an obligation under this Agreement by strike, lockout, or other labor troubles of a Third Party; by restrictive governmental or judicial order or by riots, insurrection, war, inclement weather, or Acts of God; performance is excused for the period of such delay. The Party affected by such Force Majeure event shall promptly notify the other in writing of the delaying event. If such delay continues for more than ninety (90) days, the Party not claiming Force Majeure may terminate the Supply Agreement.

17.10	Compliance with Law. Each Party hereby covenants and agrees to comply in all material respects with all laws and regulations applicable to its activities in connection with this Supply Agreement and commercialization of the Products, including any applicable import and export laws and regulations.

17.11	Insurance. Each Party will maintain insurance policies in an amount adequate to cover its obligation hereunder. Upon request, each Party shall provide the other Party with copies of all such insurance policies.

BMR1323002A0624	Page 19 of 24

17.12	Relationship. The relationship hereby established between the Parties is solely that of the independent contractors. This Supply Agreement shall not create any agency, partnership, or joint venture relationship.

17.13	No Third Party Beneficiary. This Agreement shall be for the sole benefit of the Parties to this Supply Agreement and is not intended, nor shall be construed to give any person, other than the Parties hereto any legal or equitable right, remedy or claim.

17.14	Severability. If any provision of this Agreement is held illegal, unenforceable, or otherwise invalid, such holding shall not affect the other provisions or applications of this Agreement which can be given effect.

17.15	Complete Understanding. This Supply Agreement together with the Schedules attached hereto constitutes the complete understanding between the Parties and merges and supersedes all prior discussions, agreements and understandings of every nature between the Parties. No alterations or modifications of any provisions of this Agreement shall be valid unless made in writing and signed by both of the Parties.

17.16	Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which shall constitute one and the same document for all purposes.

17.17	Communication. Advaxis and Biocon shall communicate with each other on a periodic basis (at least once in six months) on the status and development of its activities under this Agreement.

17.18	Amendment. No amendment, modification, supplement, and novation of this Agreement or its Annexure and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by the Parties.

(Signature Page Follows)

BMR1323002A0624	Page 20 of 24

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by affixing their signatures below

Biocon Limited	Advaxis Inc.

1 /s/ Shukrit Chimote
Name: Shukrit Chimote	Name: Daniel J. O’Connor
Title: Vice President – Marketing	Title: President & CEO

EO2 /s/ Murali Krishnan K.N.
Name: Murali Krishnan K. N.
Title: President - Group Finance

BMR1323002A0624	Page 21 of 24

SCHEDULE 1

SPECIFICATION OF THE PRODUCT

Substance: [c.i.]

Product: [c.i.]

Characteristics of micro-organism:

[c.i.]

Package Specification

Packed on dry ice

Product: UN 3373

Cat. B

Packing Method: Glass vials are packed in a cardboard box which is inserted in a biosafety bag

Dry Ice

Thermo-resistant box

Cardboard surrounding box

BMR1323002A0624	Page 22 of 24

SCHEDULE 2

MILESTONE PAYMENT

Total Net Sales in the Contract Year following the initiation of clinical trials in India by Advaxis (in USD)	Milestone Payment (in USD)
[c.i.]	[c.i.]
[c.i.]	[c.i.]
[c.i.]	[c.i.]

Biocon will calculate sales for the applicable Contract Year before the end of the immediate quarter following the said Contract Year and inform Advaxis' entitlement as per the table above. Upon receipt of communication from Biocon, Advaxis shall submit invoice to Biocon. Biocon will make the one time non refundable milestone payment within 60 days of receipt of invoice from Advaxis, subject to withholding tax as may be applicable.

BMR1323002A0624	Page 23 of 24

 SCHEDULE 2

QUALITY AGREEMENT

(SEPARATELY ATTACHED)

BMR1323002A0624	Page 24 of 24